                                                           Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios


                                                   Three Months Ended
                                                        March 31
                                                   ------------------
                                                       2001      2000
                                                     ------    ------
(In millions, except ratios)
 --------------------------

EARNINGS:
 Income from continuing operations
  before income taxes                                  $298      $520
 Add: fixed charges                                      44        39
                                                      -----     -----
    Income, as adjusted                                $342      $559
                                                      =====     =====

FIXED CHARGES AND PREFERRED DIVIDENDS:
 Interest expense and amortization                      $31       $25
 Dividends on preferred capital securities                7         8
 Rental expense (1)                                       6         6
                                                      -----     -----
    Total fixed charges                                 $44       $39

 Preferred stock dividend requirements                    4         4
                                                      -----     -----
    Total fixed charges and
     preferred stock dividend requirements              $48       $43
                                                      =====     =====


Ratio of earnings to fixed charges                     7.73     14.20
                                                      =====     =====
Ratio of earnings to combined fixed
 charges and preferred stock dividend
 requirements                                          7.15     12.95
                                                      =====     =====


(1) Interest portion deemed implicit in total rent expense.